                                                        Exhibit 6.01

Earnings per share

     The following table provides a reconciliation of the numerators and denominators used in computing earnings per share and the allocation of distributed and undistributed income between common and preferred stockholders under the two-class method of computing earnings per share as required by SFAS No. 128.


                                                                                         Weighted
                                                                                   average number   Per  thousand
                                                                     Net income         of shares   shares (whole
                                                                         (loss)       (thousands)     US dollars)
                                                                ---------------   ---------------   -------------

2002

Basic and diluted loss available to common shareholders                (460,037)        1,198,834         (383.74)
                                                                ===============   ===============   =============


2001

Basic and diluted loss available to common shareholders                 (50,244)         881,548           (57.00)
                                                                ===============   ===============   =============

2000

Net income                                                              188,050

Less dividends declared and paid in current period:
     Preferred class A                                                  (29,865)
     Preferred class B                                                     (257)
                                                                ---------------

Total undistributed earnings                                            157,928
                                                                ===============

Income allocated to:
Preferred class A
     To satisfy 6% minimum dividend requirement                          (6,915)
     Pro-rata share of excess
          shared with common shareholders                                96,239
Preferred class B
     To satisfy 6% minimum dividend requirement                             (15)
                                                                ---------------

Basic income available to common shareholders                            68,617           646,693          106.10
                                                                ===============   ===============   =============

Effect of conversion of preferred class B
     to preferred class A                                                  0.03
                                                                ---------------

Diluted income available to common shareholders                          68,617           646,693          106.10
                                                                ===============   ===============   =============

     Basic and diluted earnings per share are the same in 2002 and 2001 because the effects of conversion of convertible debentures (Note 9) would be antidilutive. No dilutive securities existed in 2000.